Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is being made as of this 8th day of January, 2007 between iPARTY CORP., a Delaware corporation (the “Company”) and PATRICK FARRELL, an individual residing at 70 Perkins Street, No. 4, Jamaica Plains, MA 02130 (the  “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive previously entered into an employment agreement dated as of March 12, 1999, which such agreement was amended and restated as of November 1, 2000, December 31, 2001 and May 14, 2004 (the “Prior Employment Agreements”); and

WHEREAS, the Executive has advised the Company that he desires to relocate and to provide the Company with the time and ability to transition his responsibilities; and

WHEREAS, the Company and the Executive desire to amend and restate the Prior Employment Agreements in their entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Term of Employment.  Except for earlier termination as provided in Section 11 hereof, the Executive’s employment under this Agreement shall be for a period commencing on the date hereof and terminating on November 15, 2007.  The period commencing on the date hereof and ending on May 15, 2007 is referred to herein as the “Continuation Period” and the period form May 16, 2007 through November 15, 2007 is referred to herein as the “Transition Period”.  The Continuation Period and the Transition Period are collectively referred to here as the “Employment Term”.

2.                                       Duties, Responsibilities and Positions.

(a)                                  During the Employment Term, subject to a Permitted Change (as defined below) the Executive shall serve as the President and Chief Financial Officer of the Company and its subsidiary, iParty Retail Stores Corp., and in such other positions that he may be appointed to by the Board from time to time, and perform all duties and accept all responsibilities incidental to such position or positions, including without limitation acting as the principal financial and accounting officer of the Company for its 2006 fiscal year.  The Executive shall report to the Chief Executive Officer (the “CEO”) of the Company and shall also cooperate fully with the Board of Directors of the Company (the “Board”) and other executive officers of the Company.  As used herein a “Permitted Change” shall mean the appointment by the Company of a person or persons as President and/or Chief Financial Officer of the Company and/or iParty Retail Stores Corp.  At any time during the Employment Term that the Executive is not the President and/or Chief Financial Officer of the Company or iParty Retail Stores Corp. he shall be a special advisor to the CEO.

(b)                                 Upon termination of the Executive’s employment for any reason,

the Executive shall immediately resign from any other office or offices within the Company and any subsidiary of the Company that the Executive may then hold, and from the Board and the board of directors of any subsidiary, if applicable.

(c)                                  During the Continuation Period, the Executive shall devote substantially all his full working time, energy and efforts to the business of the Company and  shall be based in the Company’s executive offices in  Dedham, MA.  During the Transition Period, the Executive shall be available to assist the CEO and other executive level employees  on corporate finance, transition and other special projects as reasonably requested by the CEO, it being expected that he shall devote an average of ten hours per week to the business of the Company during such period.  During the Transition Period the Executive shall be allowed to “telecommute” and shall not be required to be based in the Company’s executive offices in Dedham, MA.

(d)                                 The Executive represents to the Company that  (i) the Executive has the legal capacity to execute and perform this Agreement and (ii) that he is not currently subject to or bound by any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction of any nature whatsoever which would prohibit the Executive from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, materially limit the duties and responsibilities which it is now reasonably foreseeable may now or in the future be assigned to the Executive by the CEO or the Board.

(e)                                  The Executive shall at all times comply in all material respects with policies and procedures adopted by the Company applicable to executives of the Company, including without limitation, procedures and policies regarding conflicts of interest.

3.                                       Compensation.  For all services rendered by the Executive in any capacity during the Employment Term, including without limitation, services as an officer, director, or member of any committee of the Company, or any subsidiary, affiliate or division thereof, the Executive shall be compensated as follows (subject, in each case, to the provisions of Section 11 below):

(a)                                  Base Salary.  During the Employment Term, the Company shall pay to the Executive a base salary on an annualized basis (the “Base Salary”) of $200,400.  The Base Salary shall be payable in accordance with the customary payroll practices of the Company.

(b)                                 Bonus.  In addition to the Base Salary provided herein, the Executive shall be entitled to participate in, and may receive performance bonus payments under, such annual bonus plan or plans as the Compensation Committee of the Board may establish from time to time for senior executive officers of the Company, including for fiscal 2006 and for that portion of the Continuation Period in fiscal 2007,  it being agreed, however, that any such bonus plan applicable to the Executive related to fiscal 2007 shall relate to the Continuation Period, and be pro rated accordingly, and that continued employment on December 31, 2007 is not a condition to the payment thereof.  Any such performance bonus or bonuses shall be determined in the sole discretion of the Compensation Committee of the Board.  Without limiting the generality of the foregoing, such performance bonus or bonuses, if paid, may be paid in stock, stock options, restricted stock, cash, or any combination thereof.

(c)                                  Benefits.  During the Employment Term, the Executive shall be entitled to participate in all employee benefit and equity plans and fringe benefits and prerequisites generally provided to senior executives of the Company, in each case subject to the eligibility requirements and other terms and provisions of such plans and programs.  The Company may amend, modify or rescind any employee benefit plan or program and change employee contribution amounts or benefit costs without notice in its discretion.

4.                                       [Intentionally Omitted].

5.                                       Expenses; Vacations.  The Executive shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company.  The Executive shall be entitled to four weeks paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with the Company’s standard vacation policies.  Up to two (2) weeks accrued but unused vacation time may be carried forward from year to year; provided, however, in no event shall more than an aggregate of six (6) weeks of unused vacation time be accrued during the Employment Term.

6.                                       Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Executive that (i) pursuant to the Delaware General Corporation Law, the Company’s Certificate of Incorporation, as amended to date (the “Charter”), provides for indemnification of officers and directors of the Company and that so long as the Executive serves as an executive officer of the Company, unless required by applicable law, the Charter will not be amended to limit such indemnification without the written consent of the Executive and (ii) the Company maintains an officers and directors liability insurance policy which insures the Executive (subject to the limitations contained therein) and will maintain such a policy for so long as the Executive serves as an executive officer of the Company.

7.                                       Developments.  All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which relate to or may be useful in the business of the Company, and which the Executive, either by himself or in conjunction with any other person or persons, has conceived, made, developed, acquired or acquired knowledge of while engaged in any activity on behalf of or while acting for the Company during the course of his employment by the Company (the “Developments”), shall, on and after the start of the Employment Term, become the sole and exclusive property of the Company.  The Executive hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey to the Company, all of his right, title and interest in and to any and all such Developments and to disclose in writing to the Board, as soon as practicable, all Developments that he believes in his good faith judgment may be of material significance to the Company, and to reduce any such Developments to writing at the request of Board if he has not already done so.  At any time, and from time to time, upon the request and at the expense of the Company, the Executive will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the reasonable opinion of counsel for the Company, are or may reasonably be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyrights; provided only that any such actions requested following termination of employment shall not unreasonably interfere with Executive’s then employment, business or other activities.  The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Executive for all reasonable expenses incurred by him in compliance with the provisions of this Section 7.  The Developments shall not include any knowledge or information of any kind acquired by or disclosed to the Executive while serving in his capacity as a member of the board of directors of any non-Company entity, in his capacity as a private investor, or in any other circumstance during which the Executive is not or was not engaged in any activity on behalf of or acting for the Company.  Furthermore, nothing herein shall preclude Executive from utilizing Developments applicable to retailing generally (whether from stores, via catalog, via e-commerce or otherwise) following termination of employment, subject always to the provisions of Section 8 below.

8.                                       Non-Competition and Non-Solicitation.

(a)                                  Non-Competition.  The Executive agrees that the Executive will not, during the “Restrictive Period”, as defined below, engage in, or otherwise directly or indirectly be employed by, or act as a consultant or lender to, or be a director, officer, employee, owner, co-venturer, member or partner of, or use or expressly permit the Executive’s name to be used by (collectively an “Engagement With”), any business, entity or organization which has a primary line of business (i.e. representing more than 4.9% of its revenue) involving the sale at retail, whether from store locations, and/or by or from direct mail, catalogues and/or websites, of party goods and/or supplies anywhere in the United States (a “Competing Entity”); provided, however, that in each case the provisions of this Section 8(a) will not be deemed breached merely because the Executive owns not more than five percent (5.0%) of the outstanding common stock of a Competing Entity, if, at the time of its acquisition by the Executive, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange; and provided, further, however, that, subject to the provisions of Section 8(b), nothing herein shall prevent the Executive from working for a business segment or department of a Competing Entity, or a subsidiary, division or other entity that controls or is controlled by a Competing Entity if (and only if), the business segment or department of the Competing Entity for which the Executive provides services, or the subsidiary, division or other entity by which the Executive has an Engagement With (as the case may be), (1) does not itself compete with the Company, and (2) the Executive does not provide any services, advice, assistance and/or guidance to any business segment or department, subsidiary, division, or other entity of the Competing Entity which competes with the Company.  As used in this Section the “Restrictive Period” shall be (i) the period the Executive is employed by the Company and (ii) the period of one (1) year after the Executive ceases to be employed by the Company for any reason, or, in the case of the Executive’s Engagement With any Competing Entity that operates retail stores which are located in any states where the Company has retail stores on the date of the Executive’s cessation of employment, the period of eighteen (18) months period after the Executive ceases to be employed by the Company for any reason.

(b)                                 Non-Solicitation.  During the Restrictive Period, the Executive will not, either directly or indirectly, (i) call on or solicit (for the purpose of diverting business from the Company) any person, firm, corporation or other entity who or which at the time of such termination was, or within one (1) year prior thereto had been, a customer of the Company or (ii) solicit the employment of any person (other than any family member) who was employed the Company on a full or part-time basis at any time during the six (6) months prior to the termination of Executive’s employment, unless such person prior to such solicitation of employment was involuntarily discharged by the Company.

9.                                       Confidential Information.  The Executive recognizes and acknowledges that by reason of his employment by and service to the Company, he has had and will have access to confidential information of the Company and its affiliates, including without limitation, information and knowledge pertaining to products and services offered, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its customers, clients, suppliers and others who have business dealings with the Company (collectively, “Confidential Information”).  The Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or at any time after the end of the Employment Term, use or disclose any such Confidential Information to any person or entity for any reason whatsoever (except as his duties described herein may require) without the prior authorization of the Board, unless such information is in or enters the public domain through no fault of the Executive or is otherwise lawfully known by third parties.  In the event the Executive becomes or may become legally compelled to disclose any Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or other process or otherwise), the Executive shall provide to the Board prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 9.  In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions this Section 9, the Executive shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required to be disclosed, and shall use his best efforts to insure that confidential treatment shall be afforded such disclosed portion of the Confidential Information.

10.                                 Equitable Relief.

(a)                                  The Executive acknowledges that the restrictions contained in Sections 7, 8, and 9 hereof are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company.  The Executive represents that his experience and capabilities are such that the restrictions contained in Section 8 hereof will not prevent the Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is anticipated by this Agreement.  THE EXECUTIVE FURTHER REPRESENTS AND ACKNOWLEDGES THAT (i) HE HAS BEEN ADVISED BY THE COMPANY TO CONSULT HIS OWN LEGAL COUNSEL IN RESPECT OF THIS AGREEMENT, (ii) THAT HE HAS HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS AGREEMENT, TO REVIEW THOROUGHLY THIS AGREEMENT WITH HIS

COUNSEL, AND (iii) HE HAS READ AND FULLY UNDERSTANDS THE TERMS AND PROVISIONS OF THIS AGREEMENT.

(b)                                 The Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 7, 8, or 9 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  In the event that any of the provisions of Sections 7, 8, or 9 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

(c)                                  The Company and the Executive each irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Agreement, including without limitation, any action for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of Eastern Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Massachusetts, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.  The Company and the Executive each also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 15 hereof.

(d)                                 The Executive agrees that he will provide a copy of Sections 7, 8, and 9 of this Agreement to any for-profit business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent, representative, or consultant, or in connection with which he may use or expressly permit his name to be used; provided, however, that this provision shall not apply in respect of Section 8 of this Agreement after expiration of the time periods set forth therein.

11.                                 Termination.

(a)                                  Cause.  Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Employment Term, the Executive is terminated “For Cause” (as defined below) then the Company shall have the right to give notice of termination of the Executive’s services hereunder as of a date to be specified in such notice, and the Employment Term shall terminate on the date so specified.  Termination “For Cause” shall mean the Executive shall (i) be charged with the commission of a felony crime; (ii) commit any act or omit to take any action in bad faith and to the detriment of the Company; (iii) intentionally fail to follow any commercially reasonable and lawful direction of the Chief Executive Officer or the Board and continue to fail to follow such direction within ten (10) days of written notification of same; (iv) commit an act of fraud against the Company; (v) knowingly provide materially false information concerning the Company to the Board, any governmental body, any regulatory agency, any lender or other financing source of the Company, or any shareholder of the Company; or (vi) breach any term of this Agreement and fail to correct such breach within ten (10) days after written notice of commission thereof.  In the event that this Agreement is terminated “For Cause” pursuant to this Section 11(a), then the Executive shall be entitled to receive only the Base Salary at the rate provided in Section 3(a) to the date on which termination shall take effect, any accrued vacation and unpaid expenses as contemplated under Section 5, and (iii) any performance bonus earned and unpaid for any prior plan periods and, if applicable under any performance bonus plan for the year of termination, the amount, if any, earned thereunder to the date of termination (collectively, “Accrued Bonus Payments”).

(b)                                 Disability.  In the event that the Executive shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder, with reasonable accommodation, for more than 180 days during any rolling 12-month period, then the Company may terminate the Executive’s employment hereunder for “Disability” upon thirty (30) days’ written notice to the Executive, and no further compensation shall be payable to the Executive, except for any accrued and unpaid Base Salary as contemplated under Section 3(a), any accrued vacation and unpaid expenses as contemplated under Section 5, any Accrued Bonus Payments and as may otherwise be provided under any disability insurance policy, if any.

(c)                                  Death.  In the event that the Executive shall die, then his employment shall terminate on the date of his death, and no further compensation shall be payable to the Executive, except for any accrued and unpaid Base Salary as contemplated under Section 3(a), any accrued vacation and unpaid expenses as contemplated under Section 5, any Accrued Bonus Payments and as may otherwise be provided under any insurance policy or similar instrument.

(d)                                 Expiration.  Unless the Company and the Executive otherwise agree in writing, this Agreement shall automatically terminate upon the expiration of the Employment Term on November 15, 2007, and upon such expiration the Company shall be obligated to pay to the Executive Base Salary earned, but not yet paid to the Executive, prior to the date of such expiration in accordance with Section 3(a), and reimburse the Executive for any accrued vacation and unpaid expenses incurred by the Executive through the date of termination in accordance with Section 5, and any Accrued Bonus Payments.  Upon the expiration of this Agreement the Executive shall not be entitled to any severance or similar payment, it being understood and agreed that expiration of this Agreement shall not be deemed a termination without Cause.

(e)                                  Termination Without Cause.  In the event that the Company terminates the Executive for any reason other than as provided under Section 11(a), 11(b), 11(c) or 11(d), then the Executive’s employment shall terminate upon thirty (30) days’ written notice to the Executive and, the Company shall be obligated to pay to the Executive Base Salary earned, but not yet paid to the Executive, prior to the date of such termination in accordance with Section 3(a), and reimburse the Executive for any accrued vacation and unpaid expenses incurred by the Executive through the date of termination in accordance with Section 5, and any Accrued Bonus Payments.  In addition, subject to the provisions of Section 11(i) hereof and the Executive’s compliance (and continued compliance) with the provisions of Sections 7, 8 and 9 hereof, (i) the Company shall pay to the Executive a severance payment equal to the amount of Base Salary

Executive would have been entitled to receive had he remained an employee of the Company through November 15, 2007, payable in accordance with the Company’s regular payroll practices (such lesser amount of time, the “Severance Period”).  During the Severance Period, the Executive shall be entitled to continue to receive his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by the Company of applicable “COBRA” payments.

(f)                                    [Intentionally Omitted]

(g)                                 Termination by Executive.  In the event that the Executive desires to resign voluntarily from the Company, the Executive covenants to provide the Company with not less than ninety (90) days written notice of any such voluntary resignation; and further the Executive covenants to cooperate in good faith in order to facilitate a smooth transfer of authority during the period from notice of resignation to the date of termination.  In the event that the Executive’s employment is terminated by the Executive pursuant to this Section 11(f), then the Executive shall be entitled to receive an amount payable in a lump sum within ten (10) business days following the date of termination, equal to the sum of any accrued and unpaid Base Salary as contemplated by Section 3(a), any accrued vacation and unpaid expenses as contemplated by Section 5 and any Accrued Bonus Payments.

(h)                                 [Intentionally Omitted].

(i)                                     Release.  Notwithstanding anything to the contrary contained in this Agreement, the Executive (or his estate) shall not be entitled to receive the payments and benefits set forth in this Section 11 (other than Base Salary through the effective date of termination in accordance with Section 3(a) hereof and reimbursement of expenses in accordance with Section 5) prior to (i) the execution and delivery by the Executive to the Company of a  valid and fully effective general release and nondisparagement agreement (in form and substance reasonably satisfactory to the Company) of all claims, including but not limited to the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, which the Executive might have at such time against the Company and (ii) the resignation of the Executive from all positions of any nature which the Executive may then have held with the Company and any subsidiary of the Company.

(j)                                     [Intentionally Omitted].

12.                                 Survival.  Except as otherwise provided in this Agreement, notwithstanding the termination of this Agreement or the Executive’s employment for any reason, the Executive’s obligations under Sections 2(b), 7, 8 and 9 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against the Executive in Section 10 hereof shall continue in force, along with the provisions of Sections 12 through 20 hereof.  In addition, the obligations of the Company set forth in Section 11 shall survive any termination (as applicable) and shall remain in full force and effect until such obligations are satisfied in full (subject, as applicable, to the Executive’s compliance with the provisions of Section 11(i)).

13.                                 Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by the Executive.

14.                                 Modification.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

15.                                 Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or three (3) days after being mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company:

iParty Corp.

270 Bridge Street

Suite 301

Dedham, MA 02026

Attn: Corporate Secretary

If to the Executive:

Mr. Patrick Farrell

70 Perkins Street, No. 4

Jamaica Plains, MA 02130

16.                                 Remedies Cumulative; No Waiver.  No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

17.                                 Binding Effect.  The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of the Executive’s creditors, and any attempt to do any of the foregoing shall be void.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and those who are its assigns under Section 13.

18.                                 Entire Agreement; Contents of Agreement.

(a)                                  This Agreement supersedes all prior agreements in their entirety, including without limitation the Prior Employment Agreements, effective as of the date hereof, and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and approved by the Board and executed on behalf of the Company by a duly authorized officer.  The Executive acknowledges that the effect of this provision is that no oral modifications of any nature whatsoever to this Agreement shall be permitted.

(b)                                 The Executive acknowledges that from time to time, the Company may establish, maintain and distribute manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures.  Such manuals, handbooks and statements are intended only for general guidance.  No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

19.                                 Headings.  The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

20.                                 Counterparts; Governing Law.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts, without giving effect to the rules governing the conflicts of laws.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

iPARTY CORP.

By:	/s/ SAL PERISANO
Name: Sal Perisano
Title: Chief Executive Officer

/s/ PATRICK FARRELL
Patrick Farrell